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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                        GRAND CENTRAL SILVER MINES, INC.
                        --------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                        --------------------------------
                         (Title of Class of Securities)

                                   384906 103
                             -----------------------
                                 (CUSIP Number)

                                  June 8, 1998
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "Filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------
CUSIP NO. 384906 103
-----------------------

--------------------------------------------------------------------------------
1        Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         TWENTY FIRST CENTURY ADVISORS, LLC

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2        Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) |_|

         (b) |X|
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3        SEC Use Only
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4        Citizenship or Place of Organization                    Illinois
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  Number of         5        Sole Voting Power                   371,051
   Shares
 Beneficially
   Owned by
Each Reporting
 Person With:
                  --------------------------------------------------------------
                    6        Shared Voting Power                 None
                  --------------------------------------------------------------
                    7        Sole Dispositive Power              371,051
                  --------------------------------------------------------------
                    8        Shared Dispositive Power            None
--------------------------------------------------------------------------------
9        Aggregate Amount Beneficially Owned by Each Reporting Person    371,051
--------------------------------------------------------------------------------
10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)|_|
--------------------------------------------------------------------------------
11       Percent of Class Represented by Amount in Row (9)       5.86%
--------------------------------------------------------------------------------
12       Type of Reporting Person (See Instructions)             OO
================================================================================

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                                  SCHEDULE 13G

ITEM 1.

         (a)      Name of Issuer:  Grand Central Silver Mines, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  1010 Ironwood Drive, Suite 105, Coeur d'Alene, Idaho  83814

ITEM 2.

         (a)      Name of Person Filing:  Twenty First Century Advisors, LLC

         (b)      Address of Principal Business Office or, if none, Residence:
                  136 Heber Ave., Suite 204, Park City, Utah  84060

         (c)      Citizenship:      Illinois

         (d)      Title of Class of Securities:  Common Stock, $.01 par value

         (e)      CUSIP Number:  384906 103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]1 Broker or dealer registered under section 15 of the Act (15 U.S.C 78o).

         (b)  [ ]2 Bank as defined in section 3(a)(6) of the Act (15 U.S.C 78c).

         (c) [ ]3 Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ]4 Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  [ ]5 An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E);

         (f) [ ]6 An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

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         (g)  [ ]7 A parent holding company or control person in accordance with
                   ss.240.13d-1(b)(1)(ii)(G);

         (h) [ ]8 A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ]9 A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ]10 Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer defined in Item 1.

         (a)      Amount Beneficially Owned:   371,051

         (b)      Percent of Class:  5.86%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote  371,051

                  (ii)     Shared power to vote or to direct the vote   NONE

                  (iii) Sole power to dispose or to direct the disposition of 371,051

                  (iv)     Shared power to dispose or to direct the disposition
                           of   NONE

         INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following . [ ]11

         INSTRUCTION. Dissolution of a group requires a response to this item.

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Inapplicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Inapplicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Inapplicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  June 9, 1998
                                  ----------------------------------------------
                                                    Date

                                  /S/ Richard K. Mastain, Jr.
                                  ----------------------------------------------
                                                    Signature

                                  Richard K. Mastain, Jr., Managing Director
                                  ----------------------------------------------
                                                    Name/Title

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